Exhibit 4.2

DIAMONDBACK ENERGY, INC.,
as the Company

DIAMONDBACK O&G LLC,

as the Subsidiary Guarantor

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as the Trustee

4.750% Senior Notes due 2025

SECOND SUPPLEMENTAL INDENTURE

Dated as of May 26, 2020
to the
INDENTURE
Dated as of December 5, 2019

i

EXHIBITS
EXHIBIT A Form of 2025 Note

ii

SECOND SUPPLEMENTAL INDENTURE dated as of May 26, 2020 (this “Supplemental Indenture”) by and among DIAMONDBACK ENERGY, INC., a Delaware corporation (referred to herein as the “Company”), DIAMONDBACK O&G LLC, a Delaware limited liability company, as the Subsidiary Guarantor (as defined below), and Wells Fargo Bank, National Association, a national banking association, as trustee (referred to herein as the “Trustee”), supplementing the Indenture dated as of December 5, 2019, by and between the Company and the Trustee (the “Base Indenture” and, as supplemented by this Supplemental Indenture, the “Indenture”).
Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of Notes (as such terms are defined herein):
WHEREAS, the Company has duly authorized the execution and delivery of the Base Indenture to provide for the issuance from time to time of the Company’s Securities to be issued in one or more series as provided in the Indenture;
WHEREAS, Section 901 of the Base Indenture provides that the Company, each Guarantor (if any) and the Trustee may, without the consent of any Holder, enter into a supplemental indenture: (i) in accordance with clause (7) thereof, to establish the form and terms of Securities of any series and any Guarantees thereof as permitted by the Base Indenture; (ii) in accordance with clause (5) thereof, to add to, change, or eliminate any of the provisions of the Base Indenture in respect of one or more series of Securities or any Guarantees thereof, provided that any such addition, change, or elimination (x) will neither (A) apply to any Security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (B) modify the rights of the Holder of any such Security with respect to such provision or (y) will become effective only when there is no such Security Outstanding; and (iii) in accordance with clause (10) thereof, to add any Person as an additional Guarantor under the Base Indenture;
WHEREAS, the Company has duly authorized the issue of its 4.750% Senior Notes due 2025 as a series of Securities under the Base Indenture (as they may be issued from time to time under this Supplemental Indenture, including any Additional Notes (as defined below) issued pursuant to Section 1.4 of this Supplemental Indenture, the “Notes”); and in connection therewith, there being no Notes Outstanding at the time of execution and delivery of this Supplemental Indenture, the Company has duly determined to make, execute and deliver this Supplemental Indenture to establish the form and terms of the Notes and the Guarantee thereof as required by the Base Indenture, to add to, change and eliminate certain provisions of the Base Indenture in respect of the Notes and the Guarantee thereof, and to add the Subsidiary Guarantor as a Guarantor of the Notes;

WHEREAS, the Company and the Subsidiary Guarantor have duly authorized the execution and delivery of this Supplemental Indenture, and have requested the Trustee to join them in the execution and delivery of this Supplemental Indenture, in order to establish the form and terms of, and to provide for the issuance by the Company of, the Notes, substantially in the form attached hereto as Exhibit A and the Guarantee thereof, on the terms set forth herein;
WHEREAS, the Company now wishes to issue $500,000,000 aggregate principal amount of the Notes (the “Initial Notes”), and the Subsidiary Guarantor wishes to guarantee the payment of the Initial Notes;
WHEREAS, the conditions set forth in the Base Indenture for the execution and delivery of this Supplemental Indenture have been complied with;
WHEREAS, all things necessary have been done to make the Notes, when executed by the Company and authenticated and delivered by the Trustee or a duly authorized Authenticating Agent, as provided in the Base Indenture, the valid and legally binding obligations of the Company; and
WHEREAS, all things necessary have been done to make this Supplemental Indenture a valid agreement of the Company, the Subsidiary Guarantor and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Base Indenture.
NOW, THEREFORE:
In consideration of the premises and the purchase and acceptance of the Notes by the Holders, the Company and the Subsidiary Guarantor covenant and agree with the Trustee, for the equal and ratable benefit of the Holders of the Notes, that the Base Indenture is supplemented and amended, to the extent expressed herein, as follows:
ARTICLE I

SCOPE OF SUPPLEMENTAL INDENTURE; GENERAL; THE NOTES
SECTION 1.1.    Scope of Supplemental Indenture; General. This Supplemental Indenture supplements, and to the extent inconsistent therewith, replaces, the provisions of the Base Indenture, to which provisions reference is hereby made.
The changes, modifications and supplements to the Base Indenture effected by this Supplemental Indenture shall be applicable only with respect to, and govern the terms of, and shall be deemed expressly included in this Supplemental Indenture solely for the benefit of, the Notes (which shall be initially in the aggregate principal amount of $500,000,000) and shall not apply to any other series of Securities that have been or may be issued under the Base Indenture unless a supplemental indenture with respect to such other series of Securities specifically incorporates such changes, modifications and supplements.

SECTION 1.2.    Applicability of Sections of the Base Indenture. Except as expressly specified hereby, each of the provisions of the Base Indenture shall apply to the Notes. The First Supplemental Indenture, dated as of December 5, 2019, to the Base Indenture shall not be applicable with respect to, and shall not govern the terms of, the Notes.

SECTION 1.3.    Form, Dating and Terms.
(a)    General. The aggregate principal amount of the Notes that may be authenticated and delivered under the Indenture is unlimited. The aggregate principal amount of the Initial Notes initially authorized for authentication and delivery pursuant to this Supplemental Indenture is limited to $500,000,000 (except for Notes authenticated and delivered upon registration or transfer of, or in exchange for, or in lieu of other Notes pursuant to Section 1.3(b), 1.3(c), 4.2(c) and 8.6 of this Supplemental Indenture and Sections 304, 305, 306 and 1107 of the Base Indenture). Pursuant to this Supplemental Indenture, there is hereby created and designated one series of Securities under the Indenture entitled “4.750% Senior Notes due 2025.”
In addition, with respect to the Notes, the Company may issue, from time to time subsequent to the Issue Date in accordance with the provisions of the Indenture, additional notes (such notes, the “Additional Notes”) of the same series as the Notes.
The Initial Notes and the Additional Notes shall be considered collectively as a single class for all purposes of the Indenture. Holders of the Initial Notes and the Additional Notes shall vote and consent together on all matters to which such Holders are entitled to vote or consent as one series of Securities, and none of the Holders of the Initial Notes or the Additional Notes shall have the right to vote or consent as a separate class or series on any matter to which such Holders are entitled to vote or consent.
Initial Notes and Additional Notes shall be initially issued in the form of one or more permanent Global Securities substantially in the form of Exhibit A (each, a “Global Note”), duly executed by the Company and authenticated by the Trustee as provided in the Base Indenture. The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee.
The Notes may have such letters, numbers or other marks of identification and such notations, legends or endorsements as the officers executing the same may approve (execution thereof to be conclusive evidence of such approval) and as are not inconsistent with the provisions of this Supplemental Indenture or the Base Indenture or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any securities exchange or automated quotation system on which the Notes may be listed or designated for issuance, or to conform to usage or to indicate any special limitations or restrictions to which any particular Notes are subject.
The terms and provisions contained in the form of Note attached as Exhibit A hereto shall constitute, and are hereby expressly made, a part of this Supplemental Indenture, and the Company, the Subsidiary Guarantor and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.
The Company shall pay principal of, premium, if any, and interest on the Notes at the office or agency designated by the Company in the Borough of Manhattan, The City of New York. The Company shall pay principal of, premium, if any, and interest on the Global Notes registered in the name of or held by the Depositary or its nominee in immediately available funds to the Depositary or its nominee, as the case may be, as the registered holder of such Global Note. The Company shall make all payments in respect of a Definitive Note by mailing a check to the registered address of each Holder thereof as such address shall appear on the Security Registrar’s books; provided, however, that payments on the Notes represented by Definitive Notes may also be made, in the case of a Holder of at least $1,000,000 aggregate principal amount of Notes represented by Definitive Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent in accordance with the terms of the Indenture.
(b)    Book-Entry Provisions. Except as otherwise stated in this Section 1.3(b) and Section 1.3(c) below, the last two paragraphs of Section 305 of the Base Indenture will apply to the Notes.
(i)    This Section 1.3(b) shall apply only to Global Notes deposited with the Notes Custodian with respect to such Notes (as appointed by the Depositary), or any successor Person thereto, which shall initially be the Trustee.
(ii)    Each Global Note initially shall (x) be registered in the name of the Depositary for such Global Note or the nominee of such Depositary, (y) be delivered to the Notes Custodian for such Depositary and (z) bear the legend set forth in Exhibit A.
(iii)    Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under the Indenture with respect to any Global Note held on their behalf by the Depositary or by the Trustee as the custodian of the Depositary or under such Global

Note, and the Depositary may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a Holder of a beneficial interest in any Global Note.
(iv)    The registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under the Indenture or the Notes.
(v)    In connection with the transfer of an entire Global Note to beneficial owners pursuant to Section 1.3(c) of this Supplemental Indenture, such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and the Trustee shall authenticate and deliver, to each beneficial owner identified by the Depositary in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.
(vi)    Any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (a) the Holder of such Global Note (or its agent) or (b) any Holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.
(c)    Definitive Notes. Except as provided in the Indenture, owners of beneficial interests in Global Notes shall not be entitled to receive Definitive Notes. Definitive Notes shall be delivered to all beneficial owners in exchange for their beneficial interests in a Global Note if (i) the Depositary notifies the Company that it is unwilling or unable to continue as depositary for such Global Note or the Depositary ceases to be a clearing agency registered under the Exchange Act at a time when the Depositary is required to be so registered in order to act as Depositary, and, in each case, a successor depositary is not appointed by the Company within 90 days of such notice or (ii) an Event of Default has occurred and is continuing and the Security Registrar has received a request from the Depositary to deliver Definitive Notes to all beneficial owners in exchange for their beneficial interests in such Global Note.
(d)    Initial Notes. The Initial Notes may forthwith be executed by the Company and delivered, together with a Company Order, to the Trustee for authentication and delivery by the Trustee for original issue in accordance with the provisions of Section 303 of the Base Indenture.

(e)    Additional Notes. At any time and from time to time after the issuance of the Initial Notes, the Trustee shall authenticate and deliver any Additional Notes for original issue in accordance with the provisions of Section 303 of the Base Indenture in an aggregate principal amount determined at the time of issuance and specified in a Company Order which shall be accompanied with the Officers’ Certificate or supplemental indenture, as applicable, in respect thereof specified in Section 1.4 of this Supplemental Indenture. Such Company Order shall specify the principal amount of the Additional Notes to be authenticated and the date on which the original issue of such Additional Notes is to be authenticated.

SECTION 1.4.    Additional Notes. With respect to any Additional Notes, there shall be set forth or determined in an Officers’ Certificate delivered to the Trustee or established in one or more indentures supplemental to the Indenture, prior to the issuance of such Additional Notes:
(a)    the aggregate principal amount of such Additional Notes to be authenticated and delivered; and
(b)    the issue price and the issue date of such Additional Notes, including the date from which interest shall accrue and the first interest payment date therefor.

ARTICLE II

CERTAIN DEFINITIONS

SECTION 2.1.    Certain Definitions. Section 101 of the Base Indenture is hereby amended by adding the following definitions in their proper alphabetical order which, in the event of a conflict with the definition of terms in the Base Indenture, shall supersede and replace the corresponding definitions in the Base Indenture. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Base Indenture. The rules of construction set forth in Section 101 of the Base Indenture shall be applied hereto as if set forth in full herein, except that unless the context indicates otherwise, references in this Supplemental Indenture to an Article or Section refer to an Article or Section of this Supplemental Indenture, as the case may be.
“Bankruptcy Law” means Title 11 of the United States Code or any similar federal, state or foreign law for the relief of debtors.
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that (1) in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time, (2) a Person shall be deemed not to be the beneficial owner of any securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person until such tendered securities are accepted for purchase or exchange thereunder, and (3) a Person shall be deemed not to be the beneficial owner of any securities the beneficial ownership of which (a) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation and (b) is not then reportable on Schedule 13D (or any successor schedule) under the Exchange Act, if applicable. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including, without limitation, any preferred stock and limited liability company or partnership interests (whether general or limited) of such Person, but excluding any debt securities convertible or exchangeable into such equity.
“Change of Control” means the occurrence of any of the following:
(1)    the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any Person (including any “person” as that term is used in Section 13(d)(3) of the Exchange Act);

(2)    the adoption of a plan relating to the liquidation or dissolution of the Company; or
(3)    the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as defined above)) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares, units or the like.
Notwithstanding the preceding, a conversion of the Company or any of its Restricted Subsidiaries from a limited partnership, corporation, limited liability company or other form of entity to another form of entity (including by way of merger, consolidation, amalgamation or liquidation) or an exchange of all of the outstanding Equity Interests in one form of entity for Equity Interests in another form of entity or the transfer or redomestication of the Company to or in another jurisdiction shall not constitute a Change of Control if, following such conversion, exchange, transfer or redomestication, the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who Beneficially Owned the Capital Stock of the Company immediately prior to such transactions, Beneficially Own in the aggregate more than 50% of the Voting Stock of such entity, or Beneficially Own sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other individuals serving in a similar capacity for such entity or its general partner, as applicable, and, in either case no “person” Beneficially Owns more than 50% of the Voting Stock of such entity or its general partner, as applicable.
“Code” means the Internal Revenue Code of 1986, as amended.
“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed (assuming, for this purpose, that the Notes matured on the Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of the Notes.
“Comparable Treasury Price” means, with respect to any Redemption Date, (A) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.
“Consolidated Net Tangible Assets” means at any date of determination, the total amount of assets of the Company and its Restricted Subsidiaries (less applicable depreciation and valuation reserves and other reserves and items deductible from the gross book value of specific asset accounts under GAAP) after deducting therefrom:

(1)    all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of Funded Debt); and
(2)    the value of all goodwill, trade names, trademarks, patents, and other like intangible assets, all as set forth on the Company’s consolidated balance sheet as of a date no earlier than the date of the Company’s latest available annual or quarterly consolidated financial statements prepared in accordance with GAAP.
“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.
“Customary Recourse Exceptions” means with respect to any Non-Recourse Debt, exclusions from the exculpation provisions with respect to such Non-Recourse Debt for the voluntary bankruptcy of a Person, fraud, misapplication of cash, environmental claims, waste, willful destruction and other circumstances customarily excluded by lenders from exculpation provisions or included in separate indemnification agreements in non-recourse financings.
“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.
“Definitive Notes” means Notes issued in the form of one or more certificated Notes substantially in the form of Exhibit A.
“Depositary” means The Depository Trust Company, its nominees and their respective successors and assigns, or such other depository institution hereinafter appointed by the Company.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Funded Debt” means, in respect of any Person, all Indebtedness Incurred by such Person that matures, or is renewable by such Person to a date, more than one year after the date as of which Funded Debt is being determined.
“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

“Guarantee” means any obligation, contingent or otherwise, of any Person guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise). The term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
“Holder” means a Person in whose name a Note is registered on the Security Registrar’s books.
“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for. Any Indebtedness of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.
“Indebtedness” means, with respect to any Person on any date of determination, any obligation of such Person, whether contingent or otherwise, for the repayment of borrowed money and any Guarantee thereof.
“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.
“Investment Grade Rating” means a rating equal to or higher than (1) Baa3 (or the equivalent) with a stable or better outlook by Moody’s and (2) BBB– (or the equivalent) with a stable or better outlook by Standard & Poor’s; or if either such entity ceases to rate the Notes for reasons outside of the Company’s control, the equivalent investment grade rating from another nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company.
“Issue Date” means May 26, 2020, the date the Initial Notes are first issued under the Indenture.
“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction. For the avoidance of doubt, (1) an operating lease shall be deemed not to constitute a Lien and (2) a contract that would not be considered a capital lease pursuant to GAAP prior to the effectiveness of Accounting Standards Codification 842 shall be deemed not to constitute a Lien.
“Moody’s” means Moody’s Investors Service, Inc., or its successor.
“Non-Recourse Debt” means Indebtedness as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise except, in each case for (i) Customary Recourse Exceptions and (ii) the pledge of (or a Guarantee limited in recourse solely to) the Capital Stock of such Unrestricted Subsidiary.
“Notes Custodian” means the custodian with respect to the Global Notes (as appointed by the Depositary), or any successor Person thereto, and shall initially be the Trustee.
“Officers’ Certificate” means a certificate signed by two Officers of the Company.
“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.
“Par Call Date” means April 30, 2025.
“Permitted Liens” means, with respect to any Person:
(1)    any Lien in favor of the Trustee for the benefit of the Trustee or the Holders of the Notes or otherwise securing the Notes, the Subsidiary Guarantee or other obligations under the Indenture;
(2)    Liens securing hedging obligations or obligations with regard to treasury management arrangements;
(3)    Liens in favor of the Company or a Restricted Subsidiary;
(4)    Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company or is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary;

(5)    Liens on property existing at the time of acquisition of the property by the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to such acquisition and not Incurred in contemplation of such acquisition;
(6)    Liens to secure the performance of statutory or regulatory obligations, insurance, surety or appeal bonds, workers’ compensation obligations, bid, plugging and abandonment and performance bonds or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations);
(7)    Liens to secure Indebtedness represented by capital lease obligations, finance leases, mortgage financings or purchase money obligations or other Indebtedness, in each case, incurred for the purpose of financing all or any part of the purchase price, other acquisition cost or cost of design, construction, installation, development, repair or improvement of property, plant or equipment used in the business of the Company or any of its Restricted Subsidiaries, and all refinancing indebtedness Incurred to renew, refund, refinance, replace, defease, discharge or otherwise retire for value, in whole or in part, such Indebtedness, covering only the assets acquired with or financed by such Indebtedness;
(8)    Liens existing on the date hereof;
(9)    filing of Uniform Commercial Code financing statements as a precautionary measure in connection with operating leases;
(10)    bankers’ Liens, rights of setoff, rights of revocation, refund or chargeback with respect to money or instruments of the Company or any Restricted Subsidiary, Liens arising out of judgments or awards and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;
(11)    Liens in respect of Production Payments and Reserve Sales; provided, that such Liens are limited to the property that is subject to such Production Payments and Reserve Sales;
(12)    Liens arising under oil and gas leases or subleases, assignments, farm-out agreements, farm-in agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, joint venture agreements, partnership agreements, operating agreements, royalties, working interests, net profits interests, joint interest billing arrangements, participation agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, licenses, sublicenses and other agreements that are customary in the oil and gas business; provided, however, in all instances that such Liens are limited to the assets that are the subject of the relevant agreement, program, order or contract;
(13)    Liens imposed by law or ordinary course of business contracts, including, without limitation, carriers’, warehousemen’s, suppliers’, mechanics’, materialmen’s, repairmen’s and similar Liens;
(14)    Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business;
(15)    survey exceptions, encumbrances, ground leases, easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations of, or rights of others for, licenses, rights-of-way, roads, pipelines, transmission liens, transportation liens, distribution lines for the removal of gas, oil, coal or other minerals or timber, sewers, electric lines, telegraph and telephone lines and other similar purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, Liens related to surface leases and surface operations, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or liens incidental to the conduct of the business of the Company or any Restricted Subsidiary of the Company or to the ownership of its properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company or any Restricted Subsidiary of the Company;
(16)    leases, licenses, subleases and sublicenses of assets that do not materially interfere with the ordinary conduct of the business of the Company or any Restricted Subsidiary of the Company;
(17)    any interest or title of a lessor under any operating lease;
(18)    Liens on pipelines or pipeline facilities that arise by operation of law;
(19)    Liens on, or related to, properties or assets to secure all or part of the costs incurred in the ordinary course of business for the exploration, drilling, development, production, processing, gathering, transportation, marketing or storage, plugging, abandonment or operation thereof;

(20)    Liens under industrial revenue, municipal or similar bonds; and
(21)    any Lien renewing, extending, refinancing, replacing or refunding a Lien permitted by this definition, provided that (a) the principal amount of the Indebtedness secured by such Lien is not increased except by an amount equal to accrued interest and any premium or other amount paid, and fees, costs and expenses incurred, in connection therewith and by an amount equal to any existing commitments unutilized thereunder and (b) no assets are encumbered by any such Lien other than the assets permitted to be encumbered immediately prior to such renewal, extension, refinancing, replacement or refunding.
In each case set forth above, notwithstanding any stated limitation on the assets or property that may be subject to such Lien, a Permitted Lien on a specified asset or property or group or type of assets or property may include Liens on all improvements, additions, repairs, attachments and accessions thereto, construction thereon, assets and property affixed or appurtenant thereto, parts, replacements and substitutions therefor and all products and proceeds thereof, including dividends, distributions, interest and increases in respect thereof.
“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
“Principal Property” means all property interests in oil and gas reserves located in the United States capable of producing hydrocarbon substances in paying quantities, the net book value of which exceeds 2% of Consolidated Net Tangible Assets, other than: (1) property not of material importance to the business of the Company and its Subsidiaries, taken as a whole; (2) assets used in midstream operations; (3) accounts receivable; and (4) production or proceeds from the production of hydrocarbons.
“Production Payments and Reserve Sales” means the grant or transfer by the Company or any of its Restricted Subsidiaries to any Person of a royalty, overriding royalty, net profits interest, production payment, partnership or other interest in oil and gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties where the holder of such interest has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interests to be operated and maintained, in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the oil and gas business, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the oil and gas business for geologists, geophysicists or other providers of technical services to the Company or any of its Restricted Subsidiaries.
“Rating Agencies” means Standard & Poor’s and Moody’s or if Standard & Poor’s or Moody’s or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company shall be substituted for Standard & Poor’s or Moody’s or both, as the case may be.
“Ratings Decline” means the occurrence of either of the following with respect to the Notes: (1) if the Notes are not rated Investment Grade by both of the Rating Agencies on the first day of the Trigger Period, the Notes are downgraded by both of the Rating Agencies on any date during the Trigger Period by at least one rating category (e.g., from BB+ to BB or Ba1 to Ba2) from the applicable rating of the Notes on the first day of the Trigger Period, or (2) if the Notes are rated Investment Grade by both of the Rating Agencies on the first day of the Trigger Period, the Notes cease to be rated Investment Grade by both of the Rating Agencies on any date during the Trigger Period.
“Reference Treasury Dealer” means at least four primary U.S. Government securities dealers in The City of New York as the Company shall select.
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day in The City of New York preceding such redemption date.
“Responsible Officer” shall mean, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of the Indenture.
“Restricted Subsidiary” of any Person means any Subsidiary of the Person that is not an Unrestricted Subsidiary.
“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Standard & Poor’s” means S&P Global Ratings, or its successor.
“Stated Maturity” means, with respect to any security or Indebtedness, the date specified in such security or Indebtedness as the fixed date on which the payment of principal of such security or Indebtedness is due and payable, including, without limitation, pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.
“Subsidiary” with respect to any Person, means any (i) corporation, limited liability company or other entity (other than a partnership) of which the outstanding Capital Stock having a majority of the votes entitled to be cast in the election of directors, managers or trustees of such entity under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or any other Person of which a majority of the voting interests under ordinary circumstances is at the time, directly or indirectly, owned by such Person or (ii) partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).
“Treasury Rate” means, with respect to any Redemption Date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate will be calculated or be caused to be calculated by the Company at least two days prior to the applicable Redemption Date of the Notes and the Company shall deliver such calculation to the Trustee in reasonable detail. The Trustee shall have no duty to verify any such calculation or the Redemption Price of the Notes with respect thereto.
“Trigger Period” means the period commencing on the date of the public notice of an arrangement that could result in a Change of Control and ending on the date 30 days after public notice of the occurrence of the Change of Control (which period will be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies and the other Rating Agency has either downgraded, or publicly announced that it is considering downgrading, the Notes).
“Unrestricted Subsidiary” means (1) Viper Energy Partners GP LLC, (2) Viper Energy Partners LP, (3) Viper Energy Partners LLC, (4) Rattler Midstream GP LLC, (5) Rattler Midstream LP, (6) Rattler Midstream Operating LLC, (7) Tall City Towers LLC, (8) Rattler OMOG LLC, (9) Rattler Ajax Processing LLC, (10) any other Subsidiary of the Company designated as such pursuant to and in compliance with the Indenture and (11) any Subsidiary of an Unrestricted Subsidiary.
“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable.
In addition to the terms defined above, the following terms are defined in this Supplemental Indenture where indicated below:

Term	Defined in Section
“Additional Notes”	1.3(a)
“Alternate Offer”	4.2(d)
“Agent Members”	1.3(b)(iii)
“Base Indenture”	Preamble
“Change of Control Offer”	4.2(b)
“Change of Control Payment”	4.2(b)(1)
“Change of Control Payment Date”	4.2(b)(2)
“Change of Control Triggering Event”	4.2(a)
“Event of Default”	6.1(a)
“Global Note”	1.3(a)
“Indenture”	Preamble
“Initial Notes”	Recitals
“Notes”	Recitals
“payment default”	6.1(a)(5)(A)
“Subsidiary Credit Facility”	9.1
“Subsidiary Guarantee”	Article IX
“Subsidiary Guarantor”	Article IX
“Supplemental Indenture”	Preamble
ARTICLE III

REDEMPTION

SECTION 3.1.    Optional Redemption.
(a)    The Notes will be redeemable at the Company’s option, at any time in whole or from time to time in part, in principal amounts of $2,000 or any integral multiple of $1,000 in excess thereof, upon not less than 15 nor more than 60 days’ notice on any date prior to the Stated Maturity.

(b)    Before the Par Call Date, the Notes may be redeemed at a Redemption Price equal to the greater of (A) 100% of the principal amount of the Notes to be redeemed and (B) the sum of the present values of the remaining scheduled payments of principal and interest on such Notes to be redeemed that would have become due after the Redemption Date if such Notes matured on the Par Call Date but for the redemption (not including any portion of such payments consisting of interest accrued to but not including the Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year comprising twelve 30-day months) at the Treasury Rate plus 50 basis points plus interest accrued on such Notes to but not including the Redemption Date (provided that interest payments due on or prior to the Redemption Date will be paid to the record Holders of such Notes on the relevant Regular Record Date).
(c)    On or after the Par Call Date, the Notes may be redeemed at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed plus interest accrued thereon to but not including the Redemption Date (provided that interest payments due on or prior to the Redemption Date will be paid to the record Holders of such Notes on the relevant Regular Record Date).

SECTION 3.2.    Sinking Fund; Mandatory Redemption. The Company is not required to make mandatory redemption payments or sinking fund payments with respect to the Notes. Accordingly, Article XII of the Base Indenture shall not apply to the Notes.

SECTION 3.3.    Redemption Provisions. Notwithstanding anything herein to the contrary, notices may be sent more than 60 days prior to a Redemption Date if the notice is issued in connection with a Covenant Defeasance or Defeasance with respect to the Notes or a satisfaction and discharge of the Indenture with respect to the Notes. Notice of any redemption may, at the Company’s discretion, be subject to one or more conditions precedent. If a redemption is subject to satisfaction of one or more conditions precedent, the Redemption Date may be delayed up to 10 Business Days at the Company’s election. If such conditions precedent are not satisfied within 10 Business Days after the proposed Redemption Date, such redemption shall not occur and the notice thereof shall be deemed rescinded. In addition to (and not in limitation of) the Company’s rights described above, under certain circumstances as described in Section 4.2(d) of this Supplemental Indenture, in the event that Holders of not less than 90% in aggregate principal amount of the Outstanding Notes accept a Change of Control Offer and the Company purchases such Notes, the Company will have the right to redeem all of the Notes that remain outstanding following such purchase. A notice of redemption need not set forth the exact Redemption Price but only the manner of calculation thereof. Except as otherwise stated in this Article III or to the extent inconsistent with this Article III, Article XI of the Base Indenture shall apply to the Notes.

ARTICLE IV

COVENANTS
Articles VII and X of the Base Indenture shall apply to the Notes, and the covenants in such Articles shall be deemed included in the Indenture for the benefit of the Notes, except that Section 704 of the Base Indenture shall not apply to the Notes, and the covenants in Section 704 of the Base Indenture shall be deemed included in the Indenture solely for the benefit of series of Securities other than the Notes.
In addition, the following covenants in this Article IV shall apply to the Notes and shall be deemed included in the Indenture solely for the benefit of the Notes:

SECTION 4.1.    Limitation on Liens. The Company will not, and will not permit any of its Restricted Subsidiaries to, create, Incur, or suffer or permit to exist, any Lien securing Funded Debt (other than Permitted Liens) upon any Principal Property, whether owned on the Issue Date or acquired after that date, unless the Indebtedness due under the Indenture, the Notes and the Subsidiary Guarantee (if any) is secured equally and ratably with (or senior in priority to in the case of Liens with respect to Funded Debt that is expressly subordinated to the Notes or the Subsidiary Guarantee) the Funded Debt secured by such Lien for so long as such Funded Debt is so secured.
Notwithstanding the preceding paragraph, the Company may, and may permit any Restricted Subsidiary of the Company to, create, Incur, or suffer or permit to exist, any Lien securing Funded Debt without securing the Indebtedness due under the Indenture, the Notes and the Subsidiary Guarantee if the aggregate principal amount of such Funded Debt secured by such Lien, together with the aggregate outstanding principal amount of all other Funded Debt of the Company and of any Restricted Subsidiary of the Company secured by any Liens (other than Permitted Liens), does not at the time such Funded Debt is created, Incurred or assumed (or, if later, at the time such Lien is created, Incurred or assumed) exceed the greater of (i) 15% of Consolidated Net Tangible Assets at such time and (ii) $3,350,000,000.

SECTION 4.2.    Change of Control.
(a)    If a Change of Control occurs with respect to the Notes and is accompanied by a Ratings Decline of the Notes (together, a “Change of Control Triggering Event”), unless the Company has exercised its right to redeem all of the Notes pursuant to Section 3.1 of this Supplemental Indenture, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date).
(b)    Within 30 days following any Change of Control Triggering Event, unless the Company has exercised its right to redeem all of the Notes pursuant to Section 3.1 of this Supplemental Indenture, the Company will send a notice (the “Change of Control Offer”) to each Holder of Notes, with a copy to the Trustee, stating:
(1)    that a Change of Control Triggering Event has occurred or will occur and that such Holder has the right to require the Company to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a Regular Record Date to receive interest on the relevant Interest Payment Date) (the “Change of Control Payment”);
(2)    the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is sent, or such later date as is necessary to comply with the requirements under the Exchange Act) (the “Change of Control Payment Date”); provided that the Change of Control Payment Date may not occur prior to the Change of Control Triggering Event; and
(3)    the procedures determined by the Company, consistent with the Indenture, that a Holder must follow in order to have its Notes repurchased.
(c)    On the Change of Control Payment Date, the Company will, to the extent lawful:
(1)    accept for payment all Notes or portions of such Notes (of $2,000 or an integral multiple of $1,000 in excess thereof) properly tendered and not withdrawn pursuant to the Change of Control Offer;
(2)    deposit, to the extent not previously deposited for such purpose, with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered; and
(3)    deliver or cause to be delivered to the Trustee the Notes, to the extent not previously delivered for such purpose, so accepted and an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The Paying Agent will promptly send to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail or deliver (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Paying Agent will deliver the Change of Control Payment for Global Notes in immediately available funds to the Depositary or its nominee, as the case may be, as the registered Holder of such Global Note.
The Change of Control provisions described in this Section 4.2 will be applicable whether or not any other provisions of the Indenture are applicable.
(d)    The Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if (1) a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, (2) notice of redemption has been given pursuant to Section 3.1 of this Supplemental Indenture unless and until there is a default in payment of the applicable redemption price, or (3) in connection with or in contemplation of any Change of Control, the Company has made an offer to purchase (an “Alternate Offer”) any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Payment and, on and after the relevant Change of Control Payment Date, has purchased all Notes properly tendered in accordance with the terms of such Alternate Offer. Notwithstanding anything to the contrary contained in the Indenture, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditioned upon the occurrence of such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.
(e)    In addition to (and not in limitation of) the rights of the Company in Section 3.1 of this Supplemental Indenture, in the event that Holders of not less than 90% in aggregate principal amount of the Outstanding Notes accept a Change of Control Offer and the Company (or any third party making such Change of Control Offer in lieu of the Company pursuant to Section 4.2(d) of this Supplemental Indenture) purchases all of the Notes held by such Holders, the Company will have the right, upon not less than 15 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer, to redeem all of the Notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest on the Notes that remain outstanding, to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

(f)    The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 4.2. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will be deemed not to have breached its obligations under the Indenture by virtue of the conflict.

SECTION 4.3.    Reports.
(a)    The Company will furnish or file with the Trustee, within 15 days after it files the same with the SEC, copies of the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. If the Company is not subject to the requirements of Section 13 or 15(d) of the Exchange Act, the Company will furnish to all Holders of the Notes and prospective purchasers of the Notes designated by the Holders of the Notes, promptly on their request, the information required to be delivered pursuant to Rule 144A(d)(4) promulgated under the Securities Act. For purposes of this Section 4.3, the Company will be deemed to have furnished such reports and information to, or filed such reports and information with, the Trustee and the Holders of Notes and prospective purchasers as required by this Section 4.3 if it has filed such reports or information with the SEC via the EDGAR filing system or otherwise made such reports or information publicly available on a freely accessible page on the Company’s website. The Trustee shall have no obligation whatsoever to determine whether or not such reports and information have been filed or have been posted on such website.
(b)    The Company also shall comply with the other provisions of Section 314(a) of the Trust Indenture Act.
(c)    The Company will deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events that would constitute an Event of Default, unless such Event of Default has been cured or waived before the end of such 30-day period, their status and what action the Company is taking or proposing to take in respect thereof.
(d)    Delivery of any reports, information and documents to the Trustee pursuant to paragraphs (a) and (b) above is for informational purposes only and the Trustee’s receipt of such shall not constitute notice, constructive or otherwise, of any information contained therein or determinable from information contained therein, including the compliance by the Company with any of the Company’s covenants (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

SECTION 4.4.    Unrestricted Subsidiaries.
(a)    The Board of Directors of the Company may after the Issue Date designate any Subsidiary as an “Unrestricted Subsidiary” if: (1) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation; and (2) such Subsidiary has no Indebtedness other than Non-Recourse Debt.
(b)    The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company. Any such designation will be deemed to be an incurrence of Funded Debt and Liens by a Restricted Subsidiary of the Company of any outstanding Funded Debt and Liens, respectively, of such Unrestricted Subsidiary, and such designation will only be permitted if no Default or Event of Default would be in existence following such designation.

ARTICLE V

CONSOLIDATION, MERGER, SALE, CONVEYANCE, TRANSFER OR LEASE
Sections 801 and 802 of the Base Indenture shall apply to the Notes, and the covenants therein shall be deemed included in the Indenture for the benefit of the Notes.

ARTICLE VI

DEFAULTS AND REMEDIES
Sections 501 and 502 of the Base Indenture shall not apply to the Notes, and shall be deemed not to be included in the Indenture for the benefit of the Notes.
Sections 6.1 and 6.2 below shall apply to the Notes and shall be deemed to be included in the Indenture solely for the benefit of the Notes:

SECTION 6.1.    Events of Default.
(a)    Each of the following is an “Event of Default” with respect to the Notes:
(1)    default in any payment of interest on any Note when due, continued for 30 days;
(2)    default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon acceleration or otherwise;

(3)    failure by the Company to comply for 180 days after notice as provided below with Section 4.3 of this Supplemental Indenture;
(4)    failure by the Company to comply for 90 days after notice as provided below with its other agreements contained in the Indenture or the Notes;
(5)    default under any mortgage, indenture or similar instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or the Subsidiary Guarantor (or the payment of which is Guaranteed by the Company or the Subsidiary Guarantor), other than Indebtedness owed to a Subsidiary, whether such Indebtedness or Guarantee now exists or is created after the Issue Date, which default:
(A)    is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (“payment default”); or
(B)    results in the acceleration of such Indebtedness prior to its maturity;
and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there is an outstanding uncured payment default or the maturity of which has been and remains so accelerated, aggregates $100.0 million or more;
(6)    the Company, pursuant to or within the meaning of any Bankruptcy Law:
(A)    commences a voluntary case or voluntary proceeding;
(B)    consents to the entry of a judgment, decree or order for relief against it in an involuntary case or involuntary proceeding;
(C)    consents to the appointment of a Custodian of it or for any substantial part of its property;
(D)    makes a general assignment of substantially all of its property for the benefit of its creditors; or
(E)    transmits its written consent to or acquiescence in the institution of a bankruptcy proceeding or other collective proceeding for relief by or against its creditors generally;

(7)    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
(A)    is for relief in an involuntary case against the Company, pursuant to or within the meaning of the Bankruptcy Law;
(B)    appoints a Custodian for all or substantially all of the property of the Company, pursuant to or within the meaning of the Bankruptcy Law; or
(C)    orders the winding up or liquidation of the Company, pursuant to or within the meaning of the Bankruptcy Law; and
in case of (A), (B) or (C), the order or decree remains unstayed or not dismissed and in effect for 60 days following the entry, issuance or effective date thereof; or
(8)    the Subsidiary Guarantee ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a judicial proceeding or the Subsidiary Guarantor denies or disaffirms its obligations under the Indenture or the Subsidiary Guarantee, in each case unless the Subsidiary Guarantee has been released pursuant to the terms of the Indenture.
(b)    Notwithstanding Section 6.1(a), a default under Section 6.1(a)(3) or Section 6.1(a)(4) will not constitute an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the then Outstanding Notes notify the Company in writing of the Default and the Company does not cure such Default within the time specified in Section 6.1(a)(3) or Section 6.1(a)(4) after receipt of such notice. Such notice must specify the Default, demand that it be remedied, and state that such notice is a “Notice of Default.”

SECTION 6.2.    Acceleration of Maturity; Rescission and Annulment.
If an Event of Default (other than an Event of Default described in Section 6.1(a)(6) or (7)) occurs and is continuing, the Trustee by written notice to the Company, or Holders of at least 25% in principal amount of the then outstanding Notes by written notice to the Company and the Trustee, may, and the Trustee at the request of Holders of at least 25% in principal amount of the then Outstanding Notes shall, declare the principal, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Such notice must specify the Event of Default and state that such notice is a “Notice of Acceleration.” Upon such a declaration, such principal, premium, if any, and accrued and unpaid interest will be due and payable immediately.
In the event of a declaration of acceleration of the Notes because an Event of Default described in Section 6.1(a)(5) has occurred and is continuing, the declaration of acceleration of the

Notes shall be automatically annulled if the Default triggering such Event of Default pursuant to Section 6.1(a)(5) shall be remedied or cured by the Company or waived by the Holders of the relevant Indebtedness within 20 days after the written notice of declaration of acceleration of the Notes with respect thereto is received by the Company and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium, if any, or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.
If an Event of Default pursuant to Section 6.1(a)(6) or (7) occurs, the principal, premium, if any, and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.
At any time after a declaration of acceleration, but before a judgment or decree for the payment of the money due has been obtained by the Trustee, the Holders of a majority in principal amount of the Outstanding Notes may by notice to the Trustee and the Company (including, without limitation, waivers and consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) waive all past defaults (except with respect to nonpayment of principal, premium, if any, or interest) and rescind any such acceleration with respect to the Notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

ARTICLE VII

SATISFACTION AND DISCHARGE; DEFEASANCE
The satisfaction and discharge and Defeasance and Covenant Defeasance provisions in Articles IV and XIII of the Base Indenture shall be applicable to the Notes and the Guarantee thereof.
In the case of a Covenant Defeasance, (i) the Company will be released from its obligations to comply with Sections 4.1, 4.2 and 4.3 of this Supplemental Indenture (for the benefit of Holders of Notes) and Section 1004 of the Base Indenture (for the benefit of Holders of Notes)

and (ii) the events described in Section 6.1(a), clauses (3), (4), (5) and (8) of this Supplemental Indenture shall no longer constitute Events of Default with respect to Notes.
If the Company exercises its Defeasance or its Covenant Defeasance option or satisfies and discharges the Indenture with respect to the Notes, in each case the Subsidiary Guarantee (if in effect at such time) will terminate.

ARTICLE VIII

AMENDMENT, SUPPLEMENT AND WAIVER
Article IX of the Base Indenture shall not apply to the Notes, provided that nothing in this Supplemental Indenture shall limit or affect the provisions of Article IX of the Base Indenture (including Section 901(5) and Section 901(7) thereof) insofar as relating to any amendment or waiver in respect of any series of Securities other than the Notes.

SECTION 8.1.    Without Consent of Holders. Notwithstanding Section 8.2 and Section 8.3, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement this Supplemental Indenture, the Base Indenture as it relates to the Notes (including the Subsidiary Guarantee) and the Notes to:
(1)    cure any ambiguity, omission, defect or inconsistency;
(2)    provide for the assumption by a successor entity of the obligations of the Company under this Supplemental Indenture, the Base Indenture (as it relates to the Notes) or the Notes in accordance with Section 801 and Section 802 of the Base Indenture;
(3)    provide for or facilitate the issuance of uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code);
(4)    add Guarantees with respect to the Notes or evidence the release of a Guarantor from its Guarantee in accordance with the applicable provisions of the Indenture;
(5)    secure the Notes or any Guarantee thereof;
(6)    add covenants of the Company or other obligor under the Indenture or the Notes or any Guarantees thereof, as the case may be, or Events of Default for the benefit of the Holders of the Notes or the Guarantee or to make other changes that would provide additional rights to the Holders of the Notes or to surrender any right or power conferred upon the Company or other such obligor;

(7)    make any change that does not adversely affect the legal or contractual rights of any Holder under the Indenture or the Notes;
(8)    evidence and provide for the acceptance of an appointment under the Indenture of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the Indenture;
(9)    provide for the issuance of Additional Notes permitted to be issued under the Indenture;
(10)    comply with the rules of any applicable securities depositary; or
(11)    conform the text of this Supplemental Indenture, the Base Indenture (as it relates to the Notes and the Subsidiary Guarantee), the Notes or the Guarantee to any provision of the section of the Company’s Prospectus Supplement dated May 18, 2020 entitled “Description of Notes” or the “Description of Debt Securities” set forth in the accompanying base prospectus to the extent that such provision in the “Description of Notes” or the “Description of Debt Securities” was intended to be a verbatim recitation of a provision of the Indenture, the Notes or the Guarantee, which intent shall be established by an Officers’ Certificate.
After an amendment, supplement or waiver under the Indenture becomes effective, the Company is required to send to the Holders a notice briefly describing such amendment, supplement or waiver. However, the failure to give such notice to all the Holders, or any defect in the notice, will not impair or affect the validity of any amendment, supplement or waiver.

SECTION 8.2.    With Consent of Holders. Except as set forth in Section 8.1 and Section 8.3, the Company and the Trustee may amend or supplement this Supplemental Indenture, the Base Indenture (as it relates to the Notes) and the Notes with the consent of the Holders of a majority in principal amount of the Notes then Outstanding voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and any past default or compliance with any provisions of this Supplemental Indenture, the Base Indenture (as it relates to the Notes) and the Notes may be waived with the consent of the Holders of a majority in principal amount of the Notes then Outstanding voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).
The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment, supplement or waiver. A consent to any amendment, supplement or waiver under the Indenture by any Holder of Notes given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender.

SECTION 8.3.    Limitations. Notwithstanding Section 8.2, without the consent of each Holder of an Outstanding Note affected, no amendment, supplement or waiver may (with respect to any Notes held by a non-consenting Holder):
(1)    reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;
(2)    reduce the stated rate of interest or extend the stated time for payment of interest on any Note;
(3)    reduce the principal of or extend the Stated Maturity of any Note;
(4)    waive a Default or Event of Default in the payment of principal of, premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);
(5)    reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may be redeemed or repurchased as described under Section 4.2 or Article III, whether through an amendment or waiver of Section 4.2, Article III, related definitions or otherwise (except amendments to the definitions of “Change of Control,” “Change of Control Triggering Event” or “Trigger Period”);
(6)    make any Note payable in money other than that stated in the Note;
(7)    impair the right of any Holder to receive payment of principal, premium, if any, and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;
(8)    modify the Subsidiary Guarantee of the Notes in any manner adverse to the Holders of the Notes; or
(9)    make any change in the amendment or waiver provisions that require each Holder’s consent.

SECTION 8.4.    Compliance with Trust Indenture Act. Every amendment to this Supplemental Indenture, the Base Indenture (as it relates to the Notes) or the Notes shall be set forth in a supplemental indenture hereto that complies with the Trust Indenture Act as then in effect. The Trustee shall have no responsibility or liability for whether this Supplemental Indenture, the Base Indenture, the Notes, or any amendment to any of them complies with the Trust Indenture Act or the Company’s compliance with the Trust Indenture Act.

SECTION 8.5.    Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of Notes is a continuing consent by the Holder and every subsequent Holder of the Notes or portion of such Notes that evidences the same debt as the consenting Holder’s Note or Notes, even if notation of the consent is not made on any such Note. However, any such Holder or subsequent Holder may revoke the consent as to its Notes or portion of such Notes if the Trustee receives the notice of revocation before the date the amendment or waiver becomes effective.
Any amendment or waiver in respect of the Notes once effective shall bind every Holder of Notes affected by such amendment or waiver unless it is of the type described in any of the clauses of Section 8.3. In that case, the amendment or waiver shall bind each Holder of a Note who has consented to it and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note.
The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Supplemental Indenture in respect of the Notes or the Base Indenture (as it relates to the Notes). If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders of Notes at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders of Notes after such record date.

SECTION 8.6.    Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment or waiver on the Notes. The Company in exchange for the Notes may issue and the Trustee shall authenticate upon written request new Notes that reflect the amendment or waiver.

SECTION 8.7.    Effect of Supplemental Indenture. Upon the execution of any supplemental indenture under this Article VIII, the Indenture (including this Supplemental Indenture) shall be modified in accordance therewith, and such supplemental indenture shall form a part of the Indenture for all purposes; and every Holder of Notes theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.

ARTICLE IX

SUBSIDIARY GUARANTEE
Article XIV of the Base Indenture shall apply to the Notes, except as described in this Article IX. The Notes will be fully and unconditionally Guaranteed (such Guarantee, the “Subsidiary Guarantee”) by Diamondback O&G LLC (such entity during the period (and only during such period) that the Subsidiary Guarantee is in effect, the “Subsidiary Guarantor”) as a “Guarantor” as defined in the Base Indenture.

SECTION 9.1.    Release of a Guarantor. Solely with respect to the Notes, the ninth paragraph of Section 1401 of the Base Indenture shall not apply to the Notes and instead the following shall apply:
The Subsidiary Guarantor shall be released and discharged automatically and unconditionally from all its obligations under the Indenture and its Guarantee with respect to the Notes, and will cease to be a Guarantor with respect to the Notes, without any further action required on the part of the Trustee or any Holder, (a) upon the release or discharge of the Company’s Guarantee of the Subsidiary Guarantor’s obligations under its revolving credit facility (as amended, modified, restated, amended and restated or otherwise replaced or refinanced from time to time, the “Subsidiary Credit Facility”), (b) upon the release or discharge of the Subsidiary Guarantor’s obligations under the Subsidiary Credit Facility, (c) in connection with any Covenant Defeasance or Defeasance pursuant to Article XIII of the Base Indenture as to the Notes or satisfaction and discharge of the Notes pursuant to Article IV of the Base Indenture and Article VII of this Supplemental Indenture, or (d) if no Event of Default has occurred and is then continuing, upon the liquidation or dissolution of the Subsidiary Guarantor.
In the event the Subsidiary Guarantor is sold or disposed of (whether by merger, consolidation, the sale of a sufficient amount of its (or an intermediate holding company’s) Capital Stock so that the Subsidiary Guarantor no longer constitutes a Subsidiary of the Company or the sale of all or substantially all of its assets (other than by lease)), and whether or not the Subsidiary Guarantor is the surviving entity in such transaction, to a Person that is not (and does not thereupon become) the Company or a Subsidiary of the Company, the Subsidiary Guarantor will be released and discharged automatically and unconditionally from all its obligations under the Subsidiary Guarantee and will cease to be the Subsidiary Guarantor, without any further action required on the part of the Trustee or any Holder.

Upon delivery by the Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that any of the conditions described above has occurred, the Trustee shall execute any supplemental indenture or other documents reasonably requested by the Company in order to evidence the release of the Subsidiary Guarantor from its obligations under the Subsidiary Guarantee and the Indenture as to the Notes.

SECTION 9.2.    Guarantee Evidenced by Indenture; No Notation of Guarantee.
(a)    The Subsidiary Guarantee of the Subsidiary Guarantor shall be evidenced solely by its execution and delivery of this Supplemental Indenture and not by an endorsement on, or attachment to, any Note or any Guarantee or notation thereof.
(b)    The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Subsidiary Guarantee as to the Notes set forth in this Supplemental Indenture on behalf of the Subsidiary Guarantor as to the Notes.

ARTICLE X

MISCELLANEOUS

SECTION 10.1.    Governing Law. This Supplemental Indenture, the Indenture, the Notes and the Subsidiary Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York.
EACH OF THE COMPANY, THE SUBSIDIARY GUARANTOR AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE (AS IT RELATES TO THE NOTES), THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

SECTION 10.2.    Successors. All agreements of the Company and the Subsidiary Guarantor in this Supplemental Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

SECTION 10.3.    Multiple Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original instrument for all purposes. Signature pages of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 10.4.    Paying Agent and Security Registrar. The Company initially appoints the Trustee as Paying Agent and Security Registrar with respect to any Global Notes.

SECTION 10.5.    Severability. In case any provision in this Supplemental Indenture, the Indenture, the Notes or the Subsidiary Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 10.6.    Trust Indenture Act Controls. If any provision of the Indenture limits, qualifies, or conflicts with another provision that is required or deemed to be included in the Indenture by the Trust Indenture Act, such required or deemed provision shall control. If any provision of the Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the provision of the Trust Indenture Act shall be deemed to apply to the Indenture as so modified or shall be excluded, as the case may be.

SECTION 10.7.    Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 10.8.    No Adverse Interpretation of Other Agreements. The Indenture insofar as relating to the Notes may not be used to interpret any other indenture, loan or debt agreement (including the Indenture (including any other supplemental indenture thereto) insofar as relating to any series of Securities other than the Notes) of the Company or any Subsidiaries or of any other Person. Any such indenture, loan or debt agreement (including the Indenture (including any other supplemental indenture thereto) insofar as relating to any series of Securities other than the Notes) may not be used to interpret the Indenture insofar as relating to the Notes.

SECTION 10.9.    Ratification and Incorporation of Base Indenture. As supplemented hereby, the Base Indenture is in all respects ratified and confirmed, and the Base Indenture and this Supplemental Indenture shall be read, taken and construed as one and the same instrument. This Supplemental Indenture shall form a part of the Indenture for all purposes (as it relates to the Notes), and every Holder of Notes shall be bound hereby.

SECTION 10.10.    Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture or the Base Indenture (as it relates to the Notes) or in the Notes, express or implied, shall give to any Person, other than the parties to this Supplemental Indenture and their successors hereunder and the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture as it relates to the Notes or the Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

DIAMONDBACK ENERGY, INC., as the Company

By:	/s/ Teresa L. Dick
Name:	Teresa L. Dick
Title:	Executive Vice President, Chief Accounting Officer and Assistant Secretary

DIAMONDBACK O&G LLC, as Subsidiary Guarantor

By:	/s/ Teresa L. Dick
Name:	Teresa L. Dick
Title:	Executive Vice President, Chief Accounting Officer and Assistant Secretary

[Signature page to the Second Supplemental Indenture]

TRUSTEE:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Patrick T. Giordano
Name:	Patrick T. Giordano
Title:	Vice President

[Signature page to the Second Supplemental Indenture]

EXHIBIT A
FORM OF FACE OF 2025 NOTE
[THIS SECURITY IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY OR A SUCCESSOR DEPOSITARY. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN CERTIFICATED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (THE “DEPOSITARY”) TO THE NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.
UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.](1)
___________________________
(1)    Depositary legend, if applicable.

No.	Principal Amount $
[as revised by the Schedule of Increases
and Decreases in the Global Note attached hereto]1
CUSIP NO. 25278X AP4
ISIN US25278XAP42
DIAMONDBACK ENERGY, INC.

4.750% SENIOR NOTE DUE 2025
Diamondback Energy, Inc., a Delaware corporation, promises to pay to [Cede & Co.]1 or registered assigns, the principal sum of [ ] Dollars, [as revised by the Schedule of Increases and Decreases in the Global Note attached hereto]1, on May 31, 2025.
Interest Payment Dates: May 31 and November 30, commencing November 30, 2020.
Regular Record Dates: May 15 and November 15.
Additional provisions of this Note are set forth on the other side of this Note.

________________________
(1)    For Global Notes.

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officers.

DIAMONDBACK ENERGY, INC.

By:
Name:
Title:

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
Dated:
[____________________],
as Trustee, certifies that this is one of the Notes referred to in the Indenture.

By:
Authorized Signatory

FORM OF REVERSE SIDE OF NOTE
4.750% Senior Note due 2025
1.    Interest
Diamondback Energy, Inc., a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum shown above.
The Company shall pay interest semiannually on May 31 and November 30 of each year, commencing November 30, 2020. Interest on the Notes shall accrue from the most recent date to which interest has been paid on the Notes or, if no interest has been paid, from May 26, 2020. The Company shall pay interest on overdue principal or premium, if any (plus interest on overdue installments of interest to the extent lawful), at the rate borne by the Notes to the extent lawful. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.
2.    Method of Payment
By no later than 12:30 p.m. (New York City time) on the date on which any principal of, premium, if any, or interest on any Note is due and payable, the Company shall irrevocably deposit with the Trustee or the Paying Agent money sufficient to pay such principal, premium, if any, or interest. The Company shall pay interest (except Defaulted Interest) to the Persons who are registered Holders at the close of business on the May 15 or November 15 immediately preceding the interest payment date even if the Notes are cancelled or repurchased after the Regular Record Date and on or before the Interest Payment Date. Holders must surrender the Notes to a Paying Agent to collect principal payments. The Company shall pay principal of, premium, if any, and interest on the Notes in money of the United States that at the time of payment is legal tender for payment of public and private debts. The Company shall pay principal of, premium, if any, and interest on the Notes at the office or agency designated by the Company in the Borough of Manhattan, The City of New York. The Company shall pay principal of, premium, if any, and interest on the Global Notes registered in the name of or held by the Depositary or its nominee in immediately available funds to the Depositary or its nominee, as the case may be, as the registered holder of such Global Note. The Company shall make all payments in respect of a Definitive Note by mailing a check to the registered address of each Holder thereof as such address shall appear on the Security Registrar’s books; provided, however, that payments on the Notes represented by Definitive Notes may also be made, in the case of a Holder of at least $1,000,000 aggregate principal amount of Notes represented by Definitive Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent in accordance with the terms of the Indenture.
3.    Paying Agent and Security Registrar
Initially, Wells Fargo Bank, National Association, the trustee under the Indenture (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Trustee”), shall act as Paying Agent and Security Registrar. The Company may appoint and change any Paying Agent or Security Registrar without notice to any Holder. The Company or any of its Subsidiaries may act as Paying Agent or Security Registrar.
4.    Indenture
The Company issued the Notes as a series of Securities under the Indenture dated as of December 5, 2019 (the “Base Indenture”) between the Company and Trustee, as supplemented by the Second Supplemental Indenture dated as of May 26, 2020 (the “Supplemental Indenture” and, together with the Base Indenture and any one or more additional supplemental indentures thereto, herein called the “Indenture”) among the Company, Diamondback O&G LLC, a Delaware limited liability company (the “Subsidiary Guarantor”), and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of those terms. In the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of the Indenture shall control.
The aggregate principal amount of Notes that may be authenticated and delivered under the Indenture is unlimited. This Note is one of the 4.750% Senior Notes due 2025 referred to in the Indenture. The Notes include (i) $500,000,000 aggregate principal amount of the Company’s 4.750% Senior Notes due 2025 issued under the Indenture on May 26, 2020 in an offering registered under the Securities Act (the “Initial Notes”), and (ii) if and when issued, an unlimited principal amount of additional 4.750% Senior Notes due 2025 that may be issued from time to time, under the Indenture, subsequent to May 26, 2020 (the “Additional Notes” and, together with the Initial Notes, the “Notes”). The Initial Notes and the Additional Notes shall be considered collectively as a single series of Securities for all purposes of the Indenture.
5.    Redemption
(a)    The Notes will be redeemable at the Company’s option, at any time in whole or from time to time in part, in principal amounts of $2,000 or any integral multiple of $1,000 in excess thereof, upon not less than 15 nor more than 60 days’ notice on any date prior to the Stated Maturity.
(b)    Before April 30, 2025 (the “Par Call Date”), the Notes may be redeemed at a Redemption Price equal to the greater of (A) 100% of the principal amount of the Notes to be redeemed and (B) the sum of the present values of the remaining scheduled payments of principal and interest on such Notes to be redeemed that would have become due after the Redemption Date if such Notes matured on the Par Call Date but for the redemption (not including any portion of such payments consisting of interest accrued to but not including the Redemption Date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year comprising twelve 30-day months) at the Treasury Rate plus 50 basis points, plus interest accrued on such Notes to but not including the Redemption Date (provided that interest payments due on or prior to the Redemption Date will be paid to the record Holders of such Notes on the relevant Regular Record Date).
(c)    On or after the Par Call Date, the Notes may be redeemed at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed plus interest accrued thereon to but not including the Redemption Date (provided that interest payments due on or prior to the Redemption Date will be paid to the record Holders of such Notes on the relevant Regular Record Date).
6.    Change of Control
If a Change of Control Triggering Event with respect to the Notes occurs, unless the Company has exercised its right to redeem all of the Notes pursuant to Section 3.1 of the Supplemental Indenture, each Holder of the Notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date) as provided in, and subject to the terms of, the Indenture.
7.    Denominations; Transfer; Exchange
The Notes are in registered form without coupons in denominations of principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Security Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the Trustee or the Security Registrar for any registration of transfer or exchange of the Notes, but the Company may require a Holder to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption or any Note for a period of 15 days before a selection of the Notes to be redeemed.
8.    Persons Deemed Owners
The registered Holder of this Note shall be treated as the owner of it for all purposes.
9.    Unclaimed Money
If money for the payment of the principal of, or premium, if any, or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its written request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee or the Paying Agent for payment.
10.    Defeasance
Subject to certain conditions set forth in the Indenture, the Company at any time may terminate some or all of its obligations under the Notes and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the Notes to Stated Maturity.
11.    Amendment, Supplement and Waiver
The Supplemental Indenture, the Base Indenture (as it relates to the Notes) and the Notes may be amended or supplemented and certain provisions may be waived as provided in the Indenture.
12.    Defaults and Remedies
The Events of Default as to the Notes are defined in Section 6.1 of the Supplemental Indenture. Upon the occurrence of an Event of Default, the rights and obligations of the Company, the Subsidiary Guarantor, the Trustee and the Holders shall be as set forth in the applicable provisions of the Indenture.
13.    Trustee Dealings with the Company
Subject to certain limitations set forth in the Indenture, the Trustee, any Authenticating Agent, any Paying Agent, any Security Registrar or any other agent of the Company or the Subsidiary Guarantor, in its individual or any other capacity, may become the owner or pledgee of the Notes and may otherwise deal with the Company or the Subsidiary Guarantor with the same rights it would have if it were not Trustee, Authenticating Agent, Paying Agent, Security Registrar or such other agent.
14.    No Recourse Against Others
No past, present or future director, officer, employee, manager, member, partner, incorporator or stockholder of the Company or the Subsidiary Guarantor, as such, will have any liability for any obligations of the Company or the Subsidiary Guarantor, respectively, under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
15.    Authentication
This Note shall not be valid until an authorized signatory of the Trustee (or an Authenticating Agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.
16.    Abbreviations
Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entirety), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian) and U/G/M/A (=Uniform Gift to Minors Act).
17.    CUSIP Numbers
Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes. No representation is made as to the accuracy of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers placed thereon.
18.    Governing Law
This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

ASSIGNMENT FORM
To assign this Note, fill in the form below:
I or we assign and transfer this Note to
_________________________________________
(Print or type assignee’s name, address and zip code)

_________________________________________
(Insert assignee’s soc. sec. or tax I.D. No.)
and irrevocably appoint _______________ agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date: _______________________        Your Signature: _______________________

Signature Guarantee: _________________        _________________________________
(Signature must be guaranteed)
Sign exactly as your name appears on the other side of this Note.
The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.2 of the Supplemental Indenture, state the amount in principal amount (must be in denominations of $2,000 or an integral multiple of $1,000 in excess thereof): $____________________________________ and specify the denomination or denominations (which shall not be less than the minimum authorized denomination) of the Notes to be issued to the Holder for the portion of the within Note not being repurchased (in the absence of any such specification, one such Note shall be issued for the portion not being repurchased).

Date: ____________________    Your Signature: _______________________
(Sign exactly as your name appears on the other side of the
Note)

Date: ______________________________
(Signature must be guaranteed)
The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to SEC Rule 17Ad-15.

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES AND DECREASES IN GLOBAL NOTE(4)
The following increases or decreases in this Global Note have been made:

Date of Increase / Decrease	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

___________________________
(4)    For Global Notes.